EXHIBIT 99.2

Mentor Corporation                                       Coffin Communications Group
201 Mentor Drive                                              15300 Ventura Blvd., Suite 303
Santa Barbara, CA 93111                                   Sherman Oaks, CA 91403
(805) 879-6082                                                 (818) 789-0100
Contact:  Christopher J. Conway, CEO                  Contact:  William F. Coffin, President

MENTOR CORPORATION PRICES $125 MILLION PRIVATE PLACEMENT OF CONVERTIBLE SUBORDINATED NOTES

SANTA BARBARA, California, December 17, 2003-Mentor Corporation (NYSE: MNT) announced today the pricing of its offering of $125 million aggregate principal amount of convertible subordinated notes due 2024 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 and to persons in offshore transactions in reliance on Regulation S under the Securities Act of 1933.  The notes will bear interest at a rate of 2.75% per year.  The notes will be subordinated to all present and future senior debt of the company.  The sale of the notes to the initial purchaser is expected to settle on December 22, 2003.

The notes will be convertible into the company's common stock under certain circumstances at an initial conversion rate of 34.1425 per $1,000 principal amount of the notes, which is equal to a conversion price of approximately $29.29 per share.  The initial conversion price represents a premium of approximately 30% relative to the last reported closing price of the company's common stock on The New York Stock Exchange on December 16, 2003.  The company may redeem some or all of the notes on January 1, 2009 at 100.25% of the principal amount and at any time thereafter at 100% of the principal amount, plus, in each case, accrued but unpaid interest up to, but excluding, the redemption date.  The notes are subject to repurchase at the option of individual holders on January 1, 2009 at 100.25% of the principal amount, and on January 1, 2014 or January 1, 2019 or in the event of a change in control at 100% of the principal amount, plus, in each case, accrued but unpaid interest up to, but excluding, the purchase date.

The company has also granted the initial purchaser a 13-day option to purchase up to an additional $25 million aggregate principal amount of notes.

The company intends to use a portion of the net proceeds for the net cost of convertible note hedge and warrant transactions it has entered into with an affiliate of the initial purchaser in connection with the offering and for the repurchase from investors in the offering of up to $35 million of shares of its common stock.  The company plans to use the balance of the net proceeds for general corporate purposes, which may include additional repurchases of its common stock.  The company may also use a portion of the net proceeds for the acquisition of businesses, products, product rights or technologies.  Pending such uses, the company intends to invest the remaining net proceeds in investment grade obligations and interest bearing money market instruments.

In connection with the convertible note hedge and warrant transactions, it is expected that the counterparties will take positions in the company's common stock, enter into various derivative transactions and modify their hedge positions from time to time.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The securities will not be registered under the Securities Act of 1933, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933 and applicable state laws.

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